Exhibit 99.1

[LETTERHEAD OF OPPENHEIMER & CO. INC.]

The Special Committee of the Board of Directors
Limco-Piedmont Inc.
5304 South Lawton Avenue
Tulsa, Oklahoma 74107

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated April 3, 2009, to the Special Committee of the Board of Directors of Limco-Piedmont Inc. (“Limco”) as Annex II to, and to the reference thereto under the captions “SUMMARY - Opinion of Limco Special Committee’s Financial Advisor” and “THE MERGER - Opinion of Limco Special Committee’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving Limco and TAT Technologies Ltd. (“TAT”), which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of TAT. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ OPPENHEIMER & CO. INC.
OPPENHEIMER & CO. INC.

May 7, 2009